Exhibit 99.1

Ondas Holdings Reports First Quarter 2021 Financial Results

Significant progress in Rail and Drone markets and new partnership activity with Siemens and AURA

Nantucket, MA – May 17, 2021 - Ondas Holdings Inc. (NASDAQ: ONDS), a developer of proprietary, software-based wireless broadband technology for large established and emerging industrial markets (“Ondas” or the “Company”), today announced financial and operating results for the first quarter of 2021 with record revenue growth. Management is hosting an earnings conference call and audio webcast to discuss results today, May 17, 2021, at 8:30 a.m. ET.

“During the first quarter of 2021, Ondas continued to realize business development progress across the Company’s three primary large, high-priority areas for 2021, which include: 1) the multiple network opportunities with the Class 1 Freight Rail operators beginning with the 900 MHz network, 2) our partnership with Siemens Mobility to drive platform adoption with the Class 1 Freight Rail operators both domestically and internationally, and 3) the UAS / Drone C2 network we are developing in partnership with AURA Network Systems (“AURA”). We believe our first quarter 2021 performance including new product development agreements from both Siemens and AURA is indicative of the growing and substantial pipeline for Ondas,” said Eric Brock, Ondas’ Chairman and CEO.

“Ondas started the year strongly, with continued progress on our key areas of business focus, all of which advanced nicely in the first quarter,” said Brock. “We started a second product development agreement with Siemens, demonstrating the breadth of our opportunity across global Rail markets,” Brock continued. “In addition, AURA and Ondas are building momentum on AURA’s wireless platform and ecosystem development with Ondas positioned as the prime contractor for the commercialization of the first nationwide UAS network using the exclusive 450 MHz air to ground frequency band. In addition, our work on the 900 MHz network for the Class I Rails continues to move forward with the pending MC-IoT Rail lab marking an important step towards commercial rollout.”

Q1 2020 & Recent Highlights

●	First quarter revenues achieved record levels, growing 480% year-over-year primarily driven by Ondas’ strategic partnership with Siemens and continued expansion of our business development activity with AURA, our nationwide US drone customer. We believe development revenue is a precursor to long term revenue growth for new products and services in the Rail and Drone markets.

●	Siemens has begun to secure purchase orders from its rail customers for the new dual mode ATCS / MC IoT products in the greenfield 900 MHz licensed band.

●	Siemens is also now launching Airlink, the Siemens-branded version of Ondas’ MC-IoT technology for the North American Rail market. The initial focus of this product line will be the nationwide 900 MHz network, which the US Federal Communications Commission (FCC) awarded to Class 1 Rails operators in August 2020.

●	Ondas and Siemens initiated a new joint development program for the global Rail market in the first quarter of 2021, the development of which is expected to be completed by the end of 2021.

●	Ondas entered into a strategic partnership with Rogue Industries in the first quarter of 2021 to advance the adoption of Ondas’ MC-IoT platform in US government and defense markets.

●	Ondas has advanced the next phase of the joint-development program with AURA to finalize the transitional UAS command and control platform to provide AURA and its customers with testing equipment and demonstration network kits for its nationwide UAS wireless navigation system.

First Quarter 2021 Financial Highlights

Revenues for the first quarter of 2021 were approximately $1.2 million, an increase of $1.0 million compared to the same period in 2020. Gross profit was approximately $0.6 million in the first quarter of 2021, an increase of approximately $0.6 million compared to the same period in 2020. The increases in revenue and gross profit were driven primarily by Ondas’ joint development programs with Siemens in the North American Rail Market and the continued system commercialization effort with strategic partner AURA for their nationwide UAS navigation network.

Operating expenses were approximately $3.5 million in the first quarter of 2021, an increase of approximately $1.1 million compared to the same period in 2020. The increase was primarily due to non-cash stock-based compensation expense of approximately $1.3 million.

The Company realized an operating loss of approximately $2.9 million in the first quarter of 2021 with higher revenue and gross profit offset by higher operating expenses. Net loss was approximately $3.1 million in the first quarter of 2021, an increase of approximately $0.3 million compared to the same period in 2020.

The Company held cash and cash equivalents of approximately $24.0 million as of March 31, 2021, compared to approximately $26.1 million as of December 31, 2020.

Outlook

Ongoing investments in market expansion and deeper penetration of select verticals are expected to continue supporting bookings and revenue growth in 2021, as Ondas advances its long-term strategy to drive commercial adoption of its proprietary technology across multiple markets. The Company continues to work closely with Class 1 Rails and its strategic rail partner Siemens to advance the adoption of Ondas’ FullMAX platform in the 900 MHz network, greenfield spectrum. We expect to receive a purchase order from the Class 1 Rails related to the MC-IoT Rail lab by the end of the second quarter of 2021, an important step on the roadmap to commercial adoption. Currently, the Company anticipates that initial commercial bookings from the Rails will commence in the second half of 2021.

In addition, commercialization efforts with AURA, the Company’s drone partner continue to progress. AURA achieved a major milestone in January 2021 in which the FCC approved a waiver to use the 450 MHz air to ground band for UAS. We expect to complete the current project focused on optimizing our FullMAX network equipment for testing and demonstration network purposes in the second quarter of 2021. Planning for the next phase of FAA commercialization technical development is continuing in parallel with AURA which we expect will result in additional purchase orders in the second quarter of 2021. In addition to the ongoing network development work, we expect initial equipment orders from AURA for testing and network expansion for AURA’s UAS customers and ecosystem partners during the year.

Ondas intends to continue pursuing additional bookings and deployments of its proprietary technology in security and other addressable markets throughout 2021.

Bookings and revenue growth can fluctuate from quarter-to-quarter given timing of development activity in front of the targeted commercial rollout for the Rail 900 MHz network. As such, at this time, we are only providing financial guidance for the second quarter of 2021. For the second quarter of 2021, the Company expects revenue between $1.0 and $1.5 million generated primarily from current backlog. Operating expenses are expected to be between $2.5 and $3.0 million on a cash basis for the second quarter of 2021, excluding non-cash expenses such as stock-based compensation.

Earnings Conference Call & Audio Webcast Details

An earnings conference call is scheduled for today, May 17, 2021, at 8:30 a.m. ET. Investors may access a live webcast of the earnings conference call via the “News / Events” page of the Company’s Investor Relations website at https://ir.ondas.com. Following the presentation, a replay of the webcast will be available for 30 days in the same location of the Company’s website.

Live Listen Only Webcast	https://ir.ondas.com
Participant Dial In (toll free)	1-866-777-2509
Participant Dial In (International)	1-412-317-5413
Participant Call Pre-Registration (encouraged)	https://dpregister.com/sreg/10152922/e3b695712a

About Ondas Holdings Inc.

Ondas Holdings Inc., through its wholly owned subsidiary, Ondas Networks Inc., is a developer of proprietary, software-based wireless broadband technology for large established and emerging industrial markets. The Company’s standards-based, multi-patented, software-defined radio FullMAX platform enables Mission-Critical IoT (MC-IoT) applications by overcoming the bandwidth limitations of today’s legacy private licensed wireless networks. Ondas Networks’ customer end markets include railroads, utilities, oil and gas, transportation, aviation (including drone operators) and government entities whose demands span a wide range of mission critical applications. These markets require reliable, secure broadband communications over large and diverse geographical areas, many of which are within challenging radio frequency environments. Customers use the Company's FullMAX technology to deploy their own private licensed broadband wireless networks. The Company also offers mission-critical entities the option of a managed network service. Ondas Networks’ FullMAX technology supports IEEE 802.16s, the new worldwide standard for private licensed wide area industrial networks. For additional information, visit www.ondas.com or follow Ondas Networks on Twitter and LinkedIn.

Forward-Looking Statements

This press release may contain "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including, the risks discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”), in our Quarterly Reports on Form 10-Q filed with the SEC, and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward- looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

# # #

Investors:

Michael Bowen

ICR, Inc.

Michael.Bowen@icrinc.com

Media:

Stewart Kantor, CFO

Ondas Holdings Inc.

888.350.9994 Ext. 1009

ir@ondas.com

Source: Ondas Holdings Inc.

ONDAS HOLDINGS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$24,026,187	$26,060,733
Accounts receivable, net	19,226	47,645
Inventory, net	1,152,247	1,152,105
Other current assets	1,003,482	629,030
Total current assets	26,201,142	27,889,513

Property and equipment, net	196,223	163,084

Other Assets:
Intangible assets, net	332,603	379,530
Lease deposits	118,577	28,577
Deferred offering costs	99,958	-
Operating lease right of use assets	-	51,065
Total other assets	551,138	459,172
Total assets	$26,948,503	$28,511,769

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$1,934,803	$2,368,203
Operating lease liabilities	-	56,168
Accrued expenses and other current liabilities	2,181,299	2,832,780
Secured promissory note, net of debt discount of $59,914 and $120,711, respectively	7,064,364	7,003,568
Deferred revenue	56,184	165,035
Notes payable	104,343	59,550
Total current liabilities	11,340,993	12,485,304

Long-Term Liabilities:
Notes payable	$861,748	906,541
Accrued interest	36,829	36,329
Total long-term liabilities	898,577	942,870
Total liabilities	12,239,570	13,428,174

Commitments and Contingencies

Stockholders’ Equity

Preferred stock - par value $0.0001; 5,000,000 and 10,000,000 shares authorized; at March 31, 2021 and December 31, 2020, respectively, and none issued or outstanding at March 31, 2021 and December 31, 2020, respectively	-	-
Preferred stock, Series A - par value $0.0001; 5,000,000 shares authorized; Common stock - par value $0.0001; 116,666,667 shares authorized; 26,672,040 and 26,540,769 issued and outstanding, respectively
March 31, 2021 and December 31, 2020, respectively	2,667	2,654
Additional paid in capital	83,093,932	80,330,488
Accumulated deficit	(68,387,666)	(65,249,547)
Total stockholders’ equity	14,708,933	15,083,595
Total liabilities and stockholders’ equity	$26,948,503	$28,511,769

ONDAS HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020

Revenues, net	$1,164,764	$200,198
Cost of goods sold	555,350	181,092
Gross profit	609,414	19,106

Operating expenses:
General and administration	2,408,854	908,587
Sales and marketing	187,372	549,018
Research and development	894,576	892,929
Total operating expenses	3,490,802	2,350,534

Operating loss	(2,881,388)	(2,331,428)

Other income (expense)
Other income (expense)	(34,176)	9,013
Interest income	32	92
Interest expense	(222,587)	(484,962)
Total other income (expense)	(256,731)	(475,857)

Loss before provision for income taxes	(3,138,119)	(2,807,285)

Provision for income taxes	-	-

Net loss	(3,138,119)	(2,807,285)

Net loss per share - basic and diluted	$(0.12)	$(0.14)

Weighted average number of common shares outstanding, basic and diluted	26,672,040	19,756,154

ONDAS HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020

CASH FLOWS FROM OPERATING ACTIVITES
Net loss	$(3,138,119)	$(2,807,285)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation	25,142	24,648
Amortization of deferred financing costs	60,797	159,378
Amortization of intangible assets	12,750	640
Amortization of right of use asset	51,065	66,079
Loss on Intellectual Property	34,178	-
Stock-based compensation	1,348,462	25,599
Changes in operating assets and liabilities:
Accounts receivable	28,419	14,446
Inventory	(142)	(132,891)
Other current assets	(374,452)	51,299
Accounts payable	(433,400)	547,420
Deferred revenue	(108,851)	(53,091)
Operating lease liability	(56,168)	(115,160)
Accrued expenses and other current liabilities	(515,880)	245,164
Net cash flows used in operating activities	(3,066,199)	(1,973,754)

CASH FLOWS FROM INVESTING ACTIVITIES
Patent costs	-	(24,499)
Purchase of equipment	(58,281)	-
Proceeds from sub-lease deposit	-	19,331
Security deposit	(90,000)	2,775
Net cash flows used in investing activities	(148,281)	(2,393)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of warrants	1,279,892	-
Payments for deferred offering costs	(99,958)	-
Net cash flows provided by financing activities	1,179,934	-

Decrease in cash and cash equivalents	(2,034,546)	(1,976,147)
Cash and cash equivalent, beginning of period	26,060,733	2,153,028
Cash and cash equivalents, end of period	$24,026,187	$176,881

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid for interest	$11,705	$3,187
Cash paid for income taxes	$-	$-

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES:

Forgiveness of accrued officers salary	$135,103	$150,002